News Release

Contact:

Juan José Orellana

Investor Relations

562-435-3666

MOLINA HEALTHCARE OF CALIFORNIA RECEIVES NOTICES

OF INTENT TO AWARD INLAND EMPIRE MEDI-CAL CONTRACTS

Long Beach, California (May 30, 2006) -- Molina Healthcare, Inc. (NYSE:MOH) today announced that the California Department of Health Services (DHS) has issued notices of intent to award the Medi-Cal contracts for both San Bernardino and Riverside Counties to Molina Healthcare of California. The DHS notices follow the re-scoring of the local provider networks of both Molina Healthcare of California and Blue Cross of California as ordered by a DHS hearing officer in October of last year.

Molina Healthcare of California will now participate with DHS in the execution of the final terms and conditions of the contracts for award. The contract term for each county will commence on April 1, 2007, following the expiration of the current Inland Empire Medi-Cal contract between Molina Healthcare of California and DHS. The DHS notices of intent to award remain subject to appeal, with an appeal deadline of June 5, 2006.

Commenting on the notices, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, "We are extremely pleased with this most recent action by DHS. For over 10 years, Molina has served well the Medi-Cal population of San Bernardino and Riverside Counties. We look forward to building on our relationships with our providers and on our partnership with DHS as we continue to meet the needs of our Medi-Cal members in the future."

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Ohio, Utah, and Washington. More information about Molina Healthcare, Inc. and its subsidiary, Molina Healthcare of California, can be viewed at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains "forward-looking statements." All of the Company's forward-looking statements are subject to risk factors that could cause actual results to differ materially. Such factors include risks related to: the successful appeal of DHS' notices of intent to award; the finalization and execution of Medi-Cal contracts for each of San Bernardino and Riverside Counties; and other risks and uncertainties as detailed in Molina Healthcare's reports and filings with the Securities and Exchange Commission and available for viewing at www.sec.gov.